Exhibit 99.2

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Park City Group

Fiscal Fourth Quarter 2023 Earnings Call

September 28, 2023

C O R P O R A T E P A R T I C I P A N T S

Jeff Stanlis, Vice President of Communications, FNK IR

John Merrill, Chief Financial Officer

Randy Fields, Chairman and Chief Executive Officer

C O N F E R E N C E C A L L P A R T I C I P A N T S

Tom Forte, D.A. Davidson

Chris Vakosi (phon), Private Investor

P R E S E N T A T I O N

Operator

Greetings and welcome to the Park City Group Fiscal Fourth Quarter 2023 Earnings Call.

(Operator Instructions)

As a reminder, this conference is being recorded.

It is now my pleasure to introduce your host, Jeff Stanlis with FNK IR. Mr. Stanlis, you may begin.

Jeff Stanlis

Thank you, Operator. Good afternoon, everyone. Thank you for joining us today for Park City Group's Fiscal Fourth Quarter Earnings call.

Hosting the call today are Randy Fields, Park City Group's Chairman and CEO, and John Merrill, Park City Group's CFO.

Before we begin, I would like to remind everyone that this call could contain forward-looking statements about Park City Group within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements are statements that are not subject to historical facts. Such forward-looking statements are based on current beliefs and expectations. Park City Group's remarks are subject to risks and uncertainties which actual results could differ materially. Such risks are fully discussed in the Company's filings with the Securities and Exchange Commission. The information set forth herein should be considered in light of such risks. Park City Group does not assume any obligation to update information contained in this conference call.

ViaVid has made considerable efforts to provide an accurate transcription. There may be material errors, omissions, or inaccuracies in the reporting of the substance of the conference call. This transcript is being made available for information purposes only.

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Shortly after the market close today, the Company issued a press release overviewing the financial results that we will discuss on today's call. Investors can visit the Investor Relations section of the Company's website at parkcitygroup.com to access this press release.

With all that said, I would now like to turn the call over to John Merrill. John, the call is yours.

John Merrill

Thanks, Jeff, and good afternoon, everyone.

Our fourth quarter was a strong end to a solid year in every area of the business: compliance, supply chain and traceability. As now as a SaaS company, the results of fiscal 2023 should provide line of sight to fiscal 2024 and beyond. As I've said before, our business is easy to model and highly predictable. I will dive into the detailed results in a minute, however, in fiscal 2023, we deliver growth in both total and recurring revenue, essentially flat expenses, growth in profitability, growth in net income and growth in EPS.

We've put up some very meaningful results. We generated just under $9 million in cash from operations, paid off over $2.5 million in bank debt, returned $1.4 million to shareholders in the form of a cash common dividend, and bought back $1.3 million in common stock, simultaneously strengthening our balance sheet. Meanwhile, we delivered $0.27 per share for the year. We achieved this performance while simultaneously navigating a challenging economy of rising interest rates and general economic uncertainty.

Meanwhile, we continue to invest our traceability offering. Randy will speak more to this, however, we already detrack and trace for inventory and finance at scale for the leaders of the grocery industry. But the new requirements of FISMA 204 are much more in depth and in order to be successful require us to invest further in both technical and customer-facing roles that position Park City Group for the acceleration of FISMA 204 compliance.

We have responded accordingly. We added several new members to our commercial, technical and leadership teams, including industry veterans with relationships and expertise. To be clear, we simply don't add humans because one is good so two must be better. It doesn't work that way. Instead of throwing money at the issue, we evaluate and assess the predictability and reliability of automation versus the efficiency and innate errors that come with humans.

Our response is balanced. The result of this process was eliminating high touch, non-core revenue and return for future growth opportunities, ideally those opportunities in our core food market. In other words, we are rationalizing our customer and product set to allow us to focus on and promote success with traceability and simultaneously placing less emphasis on lower short-term revenue opportunities.

Our compliance and supply chain business continues to gain momentum for the year, despite overcoming $700,000 of the high touch non-core revenue we de-emphasized that I previously mentioned. Yes, short-term revenue growth rates are impacted. We delivered a 6% revenue growth year-over-year and this performance includes overcoming net revenue we de-emphasized.

In short, the strategic focus will free up significant personnel resource to focus on traceability. In my view, giving up a few hundred thousand to pick up $3 million to $4 million in 2025 ARR, recurring traceability revenue, is the right decision.

As I said earlier, our core compliance and supply chain business continue to grow efficiently and profitably. The proof is in the numbers.

ViaVid has made considerable efforts to provide an accurate transcription. There may be material errors, omissions, or inaccuracies in the reporting of the substance of the conference call. This transcript is being made available for information purposes only.

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Total revenue was up 6% for the full year and 5% for the June quarter. Recurring revenue increased 7% for the year and 6% for the quarter. Even with significant investments in our ReposiTrak Traceability Network, or RTN, our SG&A cost were essentially flat for the year and up modestly for the quarter. GAAP net income increased 40% for the year and 26% for the quarter. GAAP net income to common shareholders increased 46% for the year and 30% for the quarter.

Earnings per share increased 52% for the year to $0.27 per share, and increased 34% for the June quarter to $0.07. Full year cash from operations increased 45% to $8.9 million. And we bought back approximately 232,000 common shares at an average share price of $5.65 per share, paid off our bank debt entirely, paid $1.4 million in cash dividends, and have just under $24 million cash in the bank.

As we have said, our profitability and cash flow will continue to grow faster than revenue. You are seeing that today as we grew revenue by 6% and net income by 40%. Meanwhile, cash from operations grew 45%. Consistent with our strategy, our focus on increasing operating leverage, This requires us to continue to make difficult decisions to drive high margin incremental revenue while keeping costs in line and driving profitability and cash.

Importantly, the customers we have signed so far for our traceability initiative should generate additional dollars of recurring revenue once fully deployed. Our current estimate ranges from $3 million to $4 million per year, just from suppliers we have on hand today and excluding contributions from individual stores.

We ended the fiscal year with an exit rate of annual recurring revenue, or ARR, of $20.3 million. Meaning, as of June 30, 2023, those contracts in hand billing monthly times 12 will generate $20.3 million in annual recurring revenue in the subsequent 12 months. This is absent any new contracts, future expansion of existing contracts or anticipated growth. Keep in mind, this is organic growth, meaning existing suppliers and retailers that have expanded compliance and supply chain services, adding stores or locations, and traceability in the prior fiscal year. This does not include any revenue contribution from a rejected new customer.

An obvious question one might ask is are you generating traceability revenue yet? The answer is yes. That in fiscal 2023, it was minimal and our $20 million ARR for fiscal 2024 conservatively reflects the same.

I believe the momentum we are seeing initially with traceability customers' faster than I anticipated and will only accelerate. We are confident that traceability will begin to generate meaningful revenue in calendar 2024.

Further acceleration and contribution from traceability will only accelerate our top and bottom line growth. I've said it time and time again, it takes approximately $12 million in cash to run this place. Going forward, on each incremental recurring revenue dollar over and above our fixed cash costs of roughly $12 million per year, $0.80 to $0.85 will fall to the bottom line. As I just mentioned, our recurring contracted revenue significantly exceeds that $12 million.

Our focus on operating leverage, rationalizing the revenue generated with the cost expended, so a 6% increase in recurring revenue generated a 46% increase in the bottom line this year, even as we invested heavily in RTN.

We accomplished this through automation utilizing our own proprietary tools. This drives more productivity across our entire business. Automation enables us to take excellent care of our customers without adding significant headcount or overhead cost.

Our customers are priority one, and we can deliver superior customer service while at the same time increasing our profitability. Again, our strategy remains very simple: take care of the customer, grow recurring revenue, rationalizing costs with the opportunity of future revenues, control costs, increase net income, accelerate EPS, buyback shares, which now includes the preferred shares, and drive cash.

ViaVid has made considerable efforts to provide an accurate transcription. There may be material errors, omissions, or inaccuracies in the reporting of the substance of the conference call. This transcript is being made available for information purposes only.

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Turning to the quarterly numbers. Fiscal year 2023 fourth quarter revenue was $4.8 million, up 5% from $4.6 million in the same quarter to last year. Recurring revenue as a percentage of total revenue was 99.5% for the quarter. Recurring revenue in the quarter grew 6% over the same period in fiscal 2022, despite the revenue de-emphasized during the fiscal year. To date, we have overcome the headwind of approximately $700,000 and what I have referred to as high touch, low opportunity revenue, simultaneously increasing both total revenue and recurring revenue for the period.

Operating expenses increased 5% to $3.6 million in Q4 2023. Depreciation and amortization increased 55% which reflects investments in traceability, upgrades to equipment to address cybersecurity and other routine CapEx expenditures.

Sales and marketing expenses decreased 1% and G&A expenses increased 5%. These modest increases reflect RTN investments and our sales staff return to travel as COVID abates.

For the fourth fiscal quarter of 2023, GAAP net income was $1.4 million or 29% of revenue versus $1.1 million or 24% of revenue. GAAP net income increased year-over-year by 26%. Net income to common shareholders was $1.2 million or $0.07 per common share based on 18.8 million weighted average shares versus $950,000 or $0.05 per common share based on 19.4 million weighted average shares.

You'll also note we have reduced our capitalization by over 10% for the repurchase and retirement of shares as we initiated our stock buyback plan.

Turning to the fiscal year numbers. For the year ended June 30, 2023, total revenue increased 6% from $18 million to $19.1 million. Recurring revenue for the same period grew 7% from $17.8 million to $19 million. Total operating expenses increased 3% largely due to investments in the RTN. This is partially offset with the ERTC payroll tax refund, increases in bad debt, and lower costs associated with software maintenance fees. Income from operations increased from $4.4 million to $5.1 million, an increase of 15%. Net income was $5.6 million versus $4 million, an increase of 40%. Net income to common shareholders grew 46% to $5 million or $0.27 per weighted average share compared to $3.4 million or $0.18 per weighted average share.

Turning now to cash flow and cash balances. Total cash at June 30, 2023 was $24 million compared to $21.5 million at the end of fiscal year 2022. As of June 30, 2023, the Company had zero bank debt. Fiscal year to date, we generated cash from operations of $8.9 million compared to $6.1 million last year, an increase of 45%. In the fourth quarter, we repurchased approximately 48,000 common shares at an average price of $6.90 per share for a total of $328,000. The Company has approximately $9.5 million remaining on the $21 million total buyback authorization since inception.

We continue to gain momentum in the growth of recurring revenue, delivering 80 plus percent gross margins, double-digit EPS growth. We have $24 million cash in the bank, no debt, and a shrinking capitalization.

Currently, we are paying a $0.06 dividend to common shareholders. We paid our first dividend in the second fiscal quarter and again in May and once again in August. We also just announced our September dividend which will be paid on or about November 1. Subsequent quarterly dividends will be paid within 45 days of the quarter's end.

As we have said previously, our goal is to take half the annual cash generated from operations and return to shareholders in the form of a dividend, buying back additional common shares, and as we announced recently, redeeming the preferred. The other half goes in the bank or will be used to fund initiatives like traceability. We also carefully evaluate M&A opportunities but we are selective. We certainly have ample dry powder if the right opportunity comes along.

ViaVid has made considerable efforts to provide an accurate transcription. There may be material errors, omissions, or inaccuracies in the reporting of the substance of the conference call. This transcript is being made available for information purposes only.

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As I've said before, from time to time the Board will evaluate a capital allocation strategy and they adjust the different levers including the dividend, buybacks, considering M&A opportunities, paying down debt or other liabilities based on whichever lever is more favorable to shareholders at that time. As part of the process, the Board of Directors recently announced our intent to redeem the preferred stock over the next three years. After repurchasing our common stock, paying off debt, initiating a quarterly cash dividend, and growing our cash reserves, this was the next logical step for a comprehensive capital allocation strategy.

That's all I have. Thanks everyone for your time today. At this point, I'll pass the call over to Randy. Randy?

Randy Fields

Thanks, John.

Over the last several years, we've made several key strategic decisions about our course. So far, as you've heard from John's review of the quarterly and full year metrics, these decisions have demonstrated excellent financial results. Our core business is based on compliance and supply chain management with additional services like our out of stock offering and scan-based trading. Our core business is structurally profitable and generating very significant cash.

You heard John describe the 7% growth in recurring revenue, continued expense management, a 40% increase in GAAP profitability, and a 50 plus percent growth in earnings per share. This strategy creates a foundation for the business that we have today, and more importantly, supports our objectives for traceability, the next major growth driver of our business. The compliance model gives us tremendous credibility in the industry. We are by far the largest and best respected in the supplier, retailer or wholesaler supply chain network. You see the results in our widespread industry endorsements.

As we often repeat on these calls, we are driven by our customers. Not only do we offer technology that works, but we offer an old-fashioned level of human customer service. No bots ever. Yuck!

As we continue to gain recognition as a dominant expert on traceability, we recently announced that we are leading the committee of food industry experts, called the ReposiTrak Traceability Network Advisory Committee, or RTNAC. Hard to say but I think you get the idea. These are very highly respected thought leaders and are working with us to help their particular product categories in the food industry overall to have an interoperable, low-cost food traceability solution for compliance with FISMA Rule 204. That they've chosen to work with us in these critical industry issues is, well, humbling, to say the least. They are the crème de la crème in the food industry.

Our industry presence including our customer relationships, our industry endorsements, the advisory committee, create a durable, very significant competitive advantage for our ReposiTrak Traceability Network, or as we call it, RTN. This technical and reputational lead of ours is growing. Others talk about traceability with some unproven, not-yet-in-actual-use whatever. But we're actually doing traceability now live with our customers end-to-end with a technology that we've had in existence for some period of time.

It was even designed in close collaboration with the industry leaders, so we know it's a fit. Our solution is agnostic as to whether customers also use some other additional system, and this is a really important point. We work with any labeling system, any bar coding system, any blockchain system. Really, we'll work with any system at all. We don't care. We provide the traceability interoperability layer. This is critical and is value-added for literally everyone across the supply chain.

ViaVid has made considerable efforts to provide an accurate transcription. There may be material errors, omissions, or inaccuracies in the reporting of the substance of the conference call. This transcript is being made available for information purposes only.

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As suppliers say, with a hundred customers can't create a hundred different customer labeling systems to help them comply with each different customers of his ability to read some particular label. So suppliers see value in our interoperability approach. Immense value. We create inexpensive simplicity for suppliers. A supplier who's already done the work to get connected to our RTN will, we believe, want to use our RTN with as many of his customers as possible.

Why? They've already done the one-time connection work. It's done. They've already paid our unlimited use fee for it. So, it's good for the customer and it certainly helps us spread the word. Even at this early stage, a number of our new RTN supplier customers are working to take us to their customers and help the organic growth of our network.

Distributors of wholesalers see value too. Their business is based on speed and then accuracy and frankly, lack of complication is critical to their success.

So, new logistic complications, like Rule 204, frankly, a disaster. We streamlined that, enabled compliance for the FDA rules and allowed them to maintain their current processes and technologies. Of course, retailers love the system.

For a retailer, end-to-end traceability helps them. Irrespective of the FDA rules, they've always wanted more visibility into their supply chain. They've always wanted an easier way to recall products. And we give that to them. We make it easy in every single respect. And traceability is working now, working now in actual customers. That's a very powerful message. Our way of doing it is live and functioning.

Where are we today in the—if you think about the traceability lifecycle? Well, since March of 2023, we have signed two wholesalers, and two self-distributed retailers. Not pilots. Deployments. These four customers, together with their 26 distribution centers, potentially nearly 1,500 suppliers and thousands of their stores, are entering into their ReposiTrak Traceability Network, RTN, again, as I said we call it. No one else is actually dealing with real committed customers. They're talking and they're issuing press releases. We're doing it.

Onboarding just the business we have currently will be an expensive process. We recognize that. It'll likely take a year to be fully deployed. We have a well-defined process, an amazing team of people holding our customers' hands, as we lead them down the road of the FDA compliance. No one else has our real-life experience, and therefore understands the twists and turns we all have to face as they deploy. Others are still at the concept stage. Our process is today being continually tuned. We're on a path to add additional automation to the methodology, over time, of course.

So what's the bogey you might ask? We already signed up wholesalers and retailers. Onboarding just these four customers that we have today, once fully implemented and deployed, should generate somewhere in the area of $3 million to $4 million per year of additional annual recurring revenue.

So, what are our customers feeling about our traceability program, you might ask? Well, so far, rave reviews from both the hubs, retailers and wholesalers, as we call them, as well as the suppliers. Our customers acknowledge our technology and our team is the right solution. Hence, as I mentioned, we are already starting to get referrals from the early users to other retailers and wholesalers. Our trade associations are becoming more vocal in their support for our efforts. So at this point we're not just optimistic but really pleased with the industry position that we have in traceability.

Beyond these early adopters, our pipeline is large and growing. Our hands are full for a bit as we chew our way through the first group of suppliers, distributors and stores. As we scale though, onboarding is becoming easier as we come down the learning curve and add even more internal automation. We are already seeing an acceleration in the process. Much more to come.

ViaVid has made considerable efforts to provide an accurate transcription. There may be material errors, omissions, or inaccuracies in the reporting of the substance of the conference call. This transcript is being made available for information purposes only.

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We've been here before, when we first started doing compliance, if you'll remember. We know the drill. Year one in compliance, for example, we did 200 connections. Two years later, it was in the thousands. Scaling is our forte.

As we said last quarter, the traceability opportunity, now that the rules are defined, is emerging somewhat faster than we anticipated. RTN revenue in 2023 was better than we expected given our expectation, frankly, of zero. We believe RTN revenue will accelerate in calendar 2024. So, calendar '24 will be excellent and '25 will likely be a crush.

There's no doubt about it, the amount of work to get the industry doing traceability is complex and time consuming. It's an enormous endeavor. We would welcome the FDA pushing back at the beginning of the enforcement a year or so because of the depth and scope of the rule. Hopefully, they will do that. Don’t be surprised if they do.

There will be numerous reports of new technologies from start-ups that propose to address the FDA rules through labeling or some other nifty idea. We view these entrants actually as potential customers, not competitors. Labeling alone, in fact, won't do the work that's needed. Labeling the bar codes don't actually contain all of the information that the FDA requires. It will not enable people to be compliant with labeling alone. Do those promoting these solutions expect the kid at a grocery store, for example, to know which of the cases is the right one to scan with whichever new nifty label's on the box? No. Can't happen that way.

The landscape for how we do what we do is not competitive, per say. We can work with any system that someone adopts and help them. It's not a zero-some game. But we are confident that we are the component, the key component to make industry wide traceability work in a cost-effective manner. The industry leaders are apparently in agreement with us. The industry requires a much more complete solution than simply labels, bar codes or blockchains.

An obvious question though for investors is, how does the RTN initiative affect our operating cost? Simple. While the revenue opportunity is significant, we do not expect a significant increase in our cost structure, because our automation ability in fact trumps additional personnel cost. We do not anticipate a major step-up in cost and expect only a modest increase in our expenses as we onboard new customers. We've been using home-built tools with an AI foundation to help manage our internal processes for years. That work continues. In fact, we're doubling down on it.

So, let me see if I can summarize all of this. We've built a consistent cash generation machine with six consecutive years of real GAAP profitability. Two, we're going to continue to deploy our capital allocation strategy, buying back stock, paying the dividend, growing our cash, paying off debt, and now, redeeming the preferred. We maintain a fortress balance sheet, with nearly $24 million in cash, no debt and a current ratio of over six. Our business is efficient. We think it should be easy to model and we're positioned to scale. We will continue to shrink the number of shares, both common and preferred outstanding, and returning capital to the shareholders by both buying back stock and paying a cash dividend.

So, the net result of that should be faster revenue growth, even faster net income growth, and faster yet earnings per share growth.

With that, I'd like to now open the call for questions. Operator?

ViaVid has made considerable efforts to provide an accurate transcription. There may be material errors, omissions, or inaccuracies in the reporting of the substance of the conference call. This transcript is being made available for information purposes only.

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Operator

Thank you. (Operator Instructions)

Our first question comes from the line of Tom Forte with D.A. Davidson. Please proceed with your question.

Tom Forte

Great. Randy and John, congrats on the quarter and fiscal year. I have a handful of questions. I'm just going to go one at a time. Randy, you mentioned that the FSMA delay on compliance that that could be helpful, you said. Can you expound on that?

Randy Fields

Well, yes, the background really is this. Hopefully you can hear me okay. I'm having some phone issues. But the net position that we have is it can't get done, not by us, but by the industry. As we've said before, there's 1.5 million businesses, at a minimum, that have to change very fundamental process in their supply chain to be able to do traceability. There's now two years and two months left until enforcement begins. It can't happen.

So, we're reasonably confident that the FDA will go, whoa, let's give everybody an extra year, and that would help us because it spreads out the rush, it enables us to deal with customers on a more rational basis. It would be excellent. I'm not positive, we're not at the FDA. Not positive it's going to happen. But if it does happen, it's certainly salutary to our business.

Tom Forte

Okay, and then the second question is I think you've talked in the past about the opportunity at the restaurant level. Can you talk about that opportunity again and where you are on that?

Randy Fields

Yes. The restaurant business is in some ways the opposite of our food business - meaning they have lots of stores, not many suppliers, where food businesses tend to have retail food, tend to have lots of suppliers, not many stores. So, we've made some really terrific hires and marketing efforts and I think in the next six months we're likely to begin to do a little bit of work, and then from a little bit of work to a lot of work, potentially, in both restaurants and as well as that QSR, quick service restaurants.

Tom Forte

And then are opportunities to expand into other fields especially those where there's a lot of regulations - oil and gas, pharmaceutical? How should I think about that?

Randy Fields

Yes. Fundamentally, if you think about what our technology platform can do, it can measure whether or not a business is in conformity with the set of regulations or business rules, etc. So what we do could apply, for example, to Department of Transportation regulations, or EEOC regulations. We have some of our customers now beginning to use us in—well, think of it as sustainability initiatives and whatnot.

So all we care about is does someone know the rules and if they can explain the rules to us, our system can in fact enforce that a supplier or someone in that business is in conformity with that rule set. But beyond that, remember that once traceability becomes the dominant standard here in the U.S., there's two other things that we think are going to happen.

ViaVid has made considerable efforts to provide an accurate transcription. There may be material errors, omissions, or inaccuracies in the reporting of the substance of the conference call. This transcript is being made available for information purposes only.

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Number one—by the way, we're already seeing this. It's remarkable. Traceability is going to expand from the initial list to likely almost all foods. We've already—in fact, this is interesting to note. We'll talk about it a little bit more later. The very first supplier, literally the number one supplier who signed up for our service, is in the onion business, and onions are not covered by Rule 204. They're not part of the traceability list. They're heavily recalled - don't eat onions. They're heavily recalled but they're not on the list. The attitude of this company was they're going to be on the list. If traceability is better for me and better for my customers, I'm going to do it.

So, we think traceability will expand anyway within the U.S. but it's only a matter of time - remember how much of our food comes from outside the U.S. - until this becomes the standard globally.

So, the opportunities are really very, very large compared to what we see today.

Tom Forte

Great. And then I have a modeling question for John. John, you talked about the conversion to recurring revenue and SaaS and things of that nature. But how should we think about your top and bottom line over the next 12 months, especially as you ramp the traceability effort?

John Merrill

Sure. As you heard, our forecast right now based on what contracts we had at hand June 30, was $20.3 million. So there's your top line conservative assuming no growth and modest traceability. Obviously, that's not going to happen. So, whatever growth factor would come in from there. You heard Randy and I both say it's about $3 million to $4 million once fully deployed. Well all of those will not start in July. They'll be laddered in over the next 12 months.

So, what that looks like your guess is as good as mine. But start with the top line of a modest $20.3 million. You heard me say it always takes $12 million to run this place, and then you have another $2 million on top of that of accounting, depreciation, amortization, stock comp.

So, that pretty much gives you the P&L and you can see what our conversion is from revenue and bottom line into EPS. So, I think it's pretty easy to model at this point with us effectively at 100% recurring revenue.

Does that answer your question?

Tom Forte

Yes. All right. Then last question for me, and thanks for taking all my questions. You've talked about—you gave some high-level comments on where your thoughts are on strategic M&A. Can you talk about returning cash to shareholders, both buyback and the dividend side? On the dividend side, have you thought about increasing the dividend? I think you have a pretty modest yield right now, but how do you think about potentially raising the dividend over time?

John Merrill

Randy, do you want to take that one?

Randy Fields

Yes. (Inaudible)

ViaVid has made considerable efforts to provide an accurate transcription. There may be material errors, omissions, or inaccuracies in the reporting of the substance of the conference call. This transcript is being made available for information purposes only.

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John Merrill

Not it. Not it.

Randy Fields

Well, let me give you my opinion as CEO. John mentioned it and I think it's important to recognize that each year and even within a year, we're going to take several looks at where we are from a cash flow perspective. The intention is really still the same as we've stated historically. Half of each year's cash flow will go on the balance sheet to strengthen our—how we look to our customer set because our customers are getting bigger, the world is getting weaker and our customers want to see a strong partner. So we owe that to them. The other half of our cash flow, free cash flow each year we're going to decide between one of several possible levers.

Are we going to pay an increased cash dividend? That's certainly under consideration. No decision yet, but it's under consideration. Are we going to buy back more stock? That's certainly under consideration. We do that every year so far. Then finally, how much are we going to spend in terms of paying back the preferred? We've given ourselves three years to get that done, redeem the preferred.

So, all of those tings are on the table but definitely an increase in the cash dividend could be in the cards.

Do you agree?

John Merrill

Oh, I agree. I mean, I think the other element too is M&A. We've talked about that. So, if there's something that comes up strategically, but to Randy's point, we have these levers. So, we've put up $9 million for fiscal 2023, so call it $4.5 million in the bag, and $4.5 million going forward to—we don't have any bank debt anymore, so logically one could assume that we would—obviously we're going to buy back the preferred. We have three years to do that. The next logical solution to your point, as far as a modest yield on the dividend would be to increase that. But no decision has been made yet.

Tom Forte

Great. Thank you Randy. Thank you John. Thanks for taking my questions.

Randy Fields

You bet.

John Merrill

Thanks Tom.

Operator

Our next question comes from the line of Chris Vakosi (phon), who's a Private Investor. Please proceed with your question.

ViaVid has made considerable efforts to provide an accurate transcription. There may be material errors, omissions, or inaccuracies in the reporting of the substance of the conference call. This transcript is being made available for information purposes only.

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Chris Vakosi

Hello, good afternoon and congratulations on the great results.

Randy Fields

Thank you.

John Merrill

Thanks Chris.

Chris Vakosi

(Inaudible). Wanted to ask about the current quarter. Are you going to see a ramp-up of that revenue for the current quarter? Should we just be thinking about the current quarter as maybe like a quarter of that $20 million you guided from current customers?

Randy Fields

Well, conceptually, we've said that we haven't repeated it as frequently as we should. We're just not a quarterly company. We don't think about it in those terms. We think about it on an annual basis.

So we are as focused, I think, as a business can be on onboarding traceability. As we mentioned, we're the only company actually doing traceability. Everyone else is talking about traceability and issuing press releases. Doing it is very difficult. It is intensive from a development perspective and implementation perspective, a customer management perspective. In every respect, it is difficult to do.

So, we are heads-down completely focused on how do we do this, number one, right? And we are doing that. Two, how do we do it more and more efficiently? We're focused on that. We're making changes literally every week to our internal processes and technology to make it easier and faster and we have to keep our heads down doing that.

So, what happens as we now are onboarding people who are actually paying us is that there will be a ramp in terms of how we go from zero to several millions a year over the next year or 18 months and it won't be exactly equal. We just don't know the rate at which we can bring the paying customers into the system.

So, the answer is the way our numbers should run, Q1 is always the lowest of the year, Q4 is always the highest because of the growth of the onboarding, if you will, in terms of traceability. So, it will continue to increase throughout the year, and hopefully, to the next several years on that same basis.

Hopefully, that answered your question.

Chris Vakosi

Oh yes, definitely. About your traceability customers, how do they decide who's going first? I mean, the deadline is the 26th. Obviously, not everybody wants to be right before the deadline. But for who is it more important to get it done now, and are you guys serving them on a first come, first serve basis, or are you prioritizing...

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Randy Fields

That is a fabulous, fabulous question. It's one we think about a lot. Remember, we've been in the compliance business for a number of years. So, the truth is, we've developed really, really good relationships with our customers. We've been talking to our customers for several years about this traceability requirement. So literally, years. A number of them in thinking about their own business came to grips with the fact that doing a full implementation of traceability is anywhere from one to two years of work. So, several of them simply, in conjunction with us, took a look at the calendar and said they don't want to be done in January of 2026. They want to be done ahead of that so that any issues in terms of process and procedure on their part could be worked out.

So, I would argue they're sort of—let's call them conservative, knowing that things in retail take a while. They are all large systems, meaning one of them owns several hundred stores—actually they're all between two and four hundred stores that they own. One of them is a wholesaler with 2,000 stores for which it's a wholesaler. Another one has I think 800 stores that it services.

When you're at that scale, nothing goes fast. And that's how they think. So, I think their decision to get started was really based on one, how long might it take, and since nobody's done it before, no one has done it before end-to-end across thousands of items, thousand of items and many, many stores and distribution centers and all of that complexity. Why not allow yourself plenty of time?

So, I think that's why they made the decision to get started. It's also why we're completely convinced that the FDA should back off and give people another year. We believe, and remember, we're in the market all the time talking to people, there's some people who say well I don't need to think about that now. I need another year and then I can start thinking about it. And, what we say to them is you won't get it done. It's not a one year project. It's longer than that and it's difficult to do. Well, I suppose to some people that sounds like sales talk. It isn't. It's true.

So, that's why we suspect that '24 is very busy for us, calendar '24, and that calendar '25 is going to be a crush. By the time the word is out, the traceability is doable but difficult, that it involves changing lots of things in your business. Our phone will ring, and the problem that we worry about is having to say to a customer, "God, we talked to you two years ago and you said you thought you could get it done in a year and now you're calling us and you want us to get it done in six months? Can't happen."

So, '25 will be a crush, and hopefully the FDA backs off and gives the world at least another year. Two years would be better. One more year is desirable.

So, I hope that—I know that was long-winded, but hopefully that gave you some color around your question. People who are conservative will want to start now because it is a bigger problem than they thought, and then people will come in later and we're not sure they'll all get done.

Operator

We have reached the end of the question-and-answer session. I'll now turn the call back over to Management for closing remarks.

Randy Fields

Thank you all. Appreciate you taking time this afternoon. You know what to do if you have questions. Contact John or Randy and we'll try and help. Thanks a lot.

John Merrill

Thanks everyone. Have a great day.

Operator

This concludes today's conference. You may disconnect your lines at this time. Thank you for your participation.

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